                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*

                                MARKET GUIDE INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                $.001 Par Value Common Stock (Restricted Shares)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   570565 20 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 4 pages.


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CUSIP NO.  570565 20 0              SCHEDULE 13G     PAGE   2   OF   4    PAGES
          -------------                                   -----     ----


----------------------------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            Liberty Life Insurance Company
                            Federal Tax ID#57-0249218
----------------------------------------------------------------------------------------------------

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *               (A)   [ ]
                                                                           (B)   [ ]
                                       N/A
----------------------------------------------------------------------------------------------------

     (3)  SEC USE ONLY

----------------------------------------------------------------------------------------------------

     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                       State of South Carolina
----------------------------------------------------------------------------------------------------

                           (5)      SOLE VOTING POWER
 NUMBER OF                                                                 154,800 Shares
  SHARES                   -------------------------------------------------------------------------
BENEFICIALLY               (6)      SHARED VOTING POWER
  OWNED BY                                                                        0
   EACH                    -------------------------------------------------------------------------
 REPORTING                 (7)      SOLE DISPOSITIVE POWER
PERSON WITH                                                                154,800 Shares
                           -------------------------------------------------------------------------
                           (8)      SHARED DISPOSITIVE POWER
                                                                                  0
----------------------------------------------------------------------------------------------------

     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                           154,800 Shares

----------------------------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES *                                                              [ ]

----------------------------------------------------------------------------------------------------

     (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                3.29%
----------------------------------------------------------------------------------------------------

     (12) TYPE OF REPORTING PERSON *                                             IC
----------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G
                    Under The Securities Exchange Act of 1934


Item 1(a). Name of Issuer:

                  Market Guide Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

                  2001 Marcus Avenue, Suite South 200
                  Lake Success, New York 11042

Item 2(a). Name of Person Filing:

                  Liberty Life Insurance Company

Item 2(b). Address of Principal Business Office or, If None, Residence:

                  P. O. Box 789
                  Greenville, South Carolina 29602

Item 2(c). Citizenship:

                  State of South Carolina

Item 2(d). Title of class of securities:

                  $.001 Par Value Common Stock (Restricted Shares)

Item 2(e). CUSIP Number:

                  570565 20 0

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), identify type of reporting person:

                  Insurance Company as defined in Section 3(a)(19) of the Act

Item 4. Ownership:

        (a)  Amount Beneficially Owned:                          154,800 shares

        (b)  Percent of Class:                                      3.29%

        (c)  Number of shares as to which such person has:

              (i)  Sole Power to vote or direct the vote         154,800 shares

             (ii)  Shared power to vote or direct the vote         None

            (iii)  Sole power to dispose or direct the
                          disposition of                         154,800 shares

             (iv)  Shared power to dispose or direct
                         the disposition of                        None




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Item 5. Ownership of Five Percent or Less of a Class:

                  This statement is being filed to report that the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities.

Item 6. Ownership or More than Five Percent on Behalf of Another Person:

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not applicable.

Item 8. Identification and Classification of Members of the Group:

                  Not applicable.

Item 9. Notice of Dissolution of the Group:

                  Not applicable.

Item 10. Certification:


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





February  2, 1998                       /s/ Martha G. Williams
                                        -----------------------------------
                                        Martha G. Williams, Vice President,
                                        General Counsel and Secretary
                                        Liberty Life Insurance Company



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